Exhibit 99.1

NEWS RELEASE

Williams Industrial Services Group Inc. ♦ 100 Crescent Centre Parkway, Suite 1240 ♦ Tucker, GA 30084

FOR IMMEDIATE RELEASE

Williams Reports Second Quarter 2021 Financial Results

Backlog $664.4 Million; Revenue Growth 26.2%; EPS $0.11

ATLANTA, GA, August 18, 2021 – Williams Industrial Services Group Inc. (NYSE American: WLMS) (“Williams” or the “Company”), an energy and industrial infrastructure services company, today reported its financial results for the fiscal second quarter ended June 30, 2021.

Recent Highlights

●	Williams posted revenue of $91.6 million in the second quarter of 2021, an increase of 26.2% year-over-year, compared with $72.5 million in the prior-year period
●	The Company reported net income of $2.9 million, an increase of 14.6% year-over-year, or $0.11 per share, in the second quarter versus net income of $2.5 million, or $0.10 per share, in the second quarter of 2020
●	Adjusted EBITDA[1] was $4.9 million for the second quarter of 2021 compared with $5.0 million in the prior-year period
●	As of June 30, 2021, the Company’s backlog was $664.4 million, an increase of 44.2%, compared to $460.6 million as of March 31, 2021, with approximately $199.5 million expected to be converted to revenue over the following twelve months and $123.4 million expected to be converted by the end of the fiscal year
●	The Company announced on June 1, 2021 that it had been granted an expansion of its nuclear decommissioning scope with Holtec and CDI with the addition of three units at the Indian Point Energy Center (“IPEC”), a multi-year project increase

“I’m pleased to report that Williams’ second quarter results met our expectations,” said Tracy Pagliara, President and CEO of Williams. “Revenue rose 26% year-over-year, while our backlog climbed over $200 million from the end of the first quarter. We are successfully expanding existing customer relationships and are actively engaged in new business development initiatives that leverage our role as a leading, respected provider of infrastructure services across the energy and industrial end markets. This is enabling us to further strengthen our core nuclear business while continuing to diversify into adjacent areas, positioning Williams for the bright future envisioned by our strategic plan. Given the Company’s performance, we are once again reaffirming our prior financial guidance for 2021 and believe we are on track for even greater results in 2022 and beyond.”

Second Quarter 2021 Financial Results Compared to Second Quarter 2020

Revenue in the second quarter of 2021 was $91.6 million compared with $72.5 million in the second quarter of 2020, reflecting higher revenue across a broad range of the Company’s customers, more than offsetting $12.3 million of lower revenue tied to the Vogtle 3 & 4 nuclear construction project.

Gross profit was $9.4 million, or 10.2% of revenue, compared with $9.4 million, or 12.9% of revenue, in the prior-year period, with the lower margin reflecting changes in project mix and lower Vogtle-related work. Gross margins in the second quarter of 2021 were also impacted by the timing of a contract incentive related to a multi-year customer contract. The incentive related to the second quarter of 2020 was earned and recorded in the second quarter of 2020 for $1.1 million; the incentive related to

1See NOTE 1 — Non-GAAP Financial Measures in the attached tables for important disclosures regarding Williams’ use of Adjusted EBITDA, as well as a reconciliation of income (loss) from continuing operations to Adjusted EBITDA.

Williams Industrial Services Group

August 18, 2021

2021 is anticipated to be recorded in the third quarter. Operating expenses were $6.6 million compared with $5.6 million in the second quarter of 2020, reflecting investment in new business development and an increase in stock compensation expense. The Company reported operating income of $2.7 million versus $3.8 million in the prior-year period. Interest expense was $1.2 million in the second quarter of 2021 versus $1.6 million in 2020, as a result of the Company’s refinancing which was completed in the fourth quarter of 2020.

The Company reported net income of $2.9 million, or $0.11 per share, in the second quarter of 2021 compared with net income of $2.5 million, or $0.10 per share, in the prior-year period.

Balance Sheet

Total liquidity (the sum of unrestricted cash and availability under the Revolving Credit Facility) was $20.6 million at the end of the second quarter. The Company anticipates using its cash generation, supported by significant net operating losses (NOLs), to lower indebtedness during the remainder of fiscal 2021. As of June 30, 2021, the Company had $7.7 million of unrestricted cash and cash equivalents, $0.5 million of restricted cash, and $33.6 million of bank debt compared with $8.7 million of unrestricted cash and cash equivalents, $0.5 million of restricted cash, and $32.1 million of bank debt as of December 31, 2020.

Backlog

Total backlog as of June 30, 2021 was $664.4 million compared with $460.6 million on March 31, 2021. The Company recognized revenue of $91.6 million in the second quarter, booked new awards of $262.2 million, and saw net adjustments and cancellations of $33.2 million, primarily reflecting work scope expansion.

	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
Backlog - beginning of period	$460,550	$443,850
New awards	262,213	299,454
Adjustments and cancellations, net	33,165	73,475
Revenue recognized	(91,571)	(152,422)
Backlog - end of period	$664,357	$664,357

Williams estimates that approximately $199.5 million, or 30.0% of total backlog, will be converted to revenue in the following twelve months and $123.4 million, or 18.6%, of total backlog, will be converted to revenue within the remainder of the fiscal year. This compares with $182.4 million of backlog on March 31, 2021 that the Company anticipated would be converted to revenue over the succeeding twelve-month period.

Outlook

The Company reaffirmed previous guidance (issued February 8, 2021) for the current fiscal year.

2021 Guidance
Revenue:	$310 million to $320 million
Gross margin:	11% to 13%
SG&A:	7.75% to 8.25% of revenue
Adjusted EBITDA (from continuing operations)*:	$16 million to $18 million

*See Note 1 — Non-GAAP Financial Measures for information regarding the use of Adjusted EBITDA and forward-looking non-GAAP financial measures.

Webcast and Teleconference

The Company will host a conference call today, August 18, 2021, at 10:00 a.m. Eastern time. A webcast of the call and an accompanying slide presentation will be available at www.wisgrp.com. To access the conference call by telephone, listeners should dial 201-493-6780.

An audio replay of the call will be available later that day by dialing 412-317-6671 and entering conference ID number 13722254; alternatively, a webcast replay can be found at http://ir.wisgrp.com/, where a transcript will be posted once available.

About Williams

Williams Industrial Services Group has been safely helping plant owners and operators enhance asset value for more than 50 years. The Company is a leading provider of infrastructure related services to blue-chip customers in energy and industrial

Williams Industrial Services Group

August 18, 2021

end markets, including a broad range of construction maintenance, modification, and support services. Williams’ mission is to be the preferred provider of construction, maintenance, and specialty services through commitment to superior safety performance, focus on innovation, and dedication to delivering unsurpassed value to its customers.

Additional information about Williams can be found on its website: www.wisgrp.com.

Forward-looking Statement Disclaimer

This press release contains “forward-looking statements” within the meaning of the term set forth in the Private Securities Litigation Reform Act of 1995. The forward-looking statements include statements or expectations regarding the Company’s ability to perform in accordance with guidance, build and diversify its backlog and convert backlog to revenue, realize opportunities, including receiving contract awards on outstanding bids and successfully pursuing future opportunities, benefit from potential growth in the Company’s end markets, including the possibility of increased infrastructure spending by the U.S. federal government, and successfully achieve its growth and strategic initiatives, including decreasing the Company’s outstanding indebtedness, future demand for the Company’s services, and expectations regarding future revenues, cash flow, and other related matters. These statements reflect the Company’s current views of future events and financial performance and are subject to a number of risks and uncertainties, some of which have been, and may further be, exacerbated by the COVID-19 pandemic, including the Company’s level of indebtedness and ability to make payments on, and satisfy the financial and other covenants contained in, its debt facilities, as well as its ability to engage in certain transactions and activities due to limitations and covenants contained in such facilities; its ability to generate sufficient cash resources to continue funding operations and the possibility that it may be unable to obtain any additional funding as needed or incur losses from operations in the future; exposure to market risks from changes in interest rates; failure to maintain effective internal control over financial reporting and disclosure controls and procedures; the Company’s ability to attract and retain qualified personnel, skilled workers, and key officers; failure to successfully implement or realize its business strategies, plans and objectives of management, and liquidity, operating and growth initiatives and opportunities, including its expansion into international markets and its ability to identify potential candidates for, and consummate, acquisition, disposition, or investment transactions; the loss of one or more of its significant customers; its competitive position; market outlook and trends in the Company’s industry, including the possibility of reduced investment in, or increased regulation of, nuclear power plants, declines in public infrastructure construction, and reductions in government funding; the failure of the U.S. Congress to pass infrastructure-related legislation benefiting the Company’s end markets; costs exceeding estimates the Company uses to set fixed-price contracts; harm to the Company’s reputation or profitability due to, among other things, internal operational issues, poor subcontractor performances or subcontractor insolvency; potential insolvency or financial distress of third parties, including customers and suppliers; the Company’s contract backlog and related amounts to be recognized as revenue; its ability to maintain its safety record, the risks of potential liability and adequacy of insurance; adverse changes in the Company’s relationships with suppliers, vendors, and subcontractors; compliance with environmental, health, safety and other related laws and regulations; limitations or modifications to indemnification regulations of the U.S. or Canada; the Company’s expected financial condition, future cash flows, results of operations and future capital and other expenditures; the impact of general economic conditions including the current economic disruption and any recession resulting from the COVID-19 pandemic; the impact of the COVID-19 pandemic on the Company’s business, results of operations, financial condition, and cash flows, including the potential for additional COVID-19 cases to occur at the Company’s active or future job sites, which potentially could impact cost and labor availability; information technology vulnerabilities and cyberattacks on the Company’s networks; the Company’s failure to comply with applicable laws and regulations, including, but not limited to, those relating to privacy and anti-bribery; the Company’s participation in multiemployer pension plans; the impact of any disruptions resulting from the expiration of collective bargaining agreements; the impact of natural disasters and other severe catastrophic events (such as the ongoing COVID-19 pandemic); the impact of changes in tax regulations and laws, including future income tax payments and utilization of net operating loss and foreign tax credit carryforwards; volatility of the market price for the Company’s common stock; the Company’s ability to maintain its stock exchange listing; the effects of anti-takeover provisions in the Company’s organizational documents and Delaware law; the impact of future offerings or sales of the Company’s common stock on the market price of such stock; expected outcomes of legal or regulatory proceedings and their anticipated effects on the Company’s results of operations; and any other statements regarding future growth, future cash needs, future operations, business plans and future financial results.

Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s filings with the U.S. Securities and Exchange Commission, including the section of the Annual Report on Form 10-K for its 2020 fiscal year titled “Risk Factors.” Any forward-looking statement speaks only as of the date of this press release. Except as may be required by applicable law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and you are cautioned not to rely upon them unduly.

Investor Contact:

Chris Witty

Darrow Associates

646-345-0998

cwitty@darrowir.com

Financial Tables Follow

Williams Industrial Services Group

August 18, 2021

WILLIAMS INDUSTRIAL SERVICES GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands, except share and per share amounts)	2021	2020	2021	2020
Revenue	$91,571	$72,549	$152,422	138,696
Cost of revenue	82,218	63,194	136,971	122,432

Gross profit	9,353	9,355	15,451	16,264
Gross margin	10.2%	12.9%	10.1%	11.7%

Selling and marketing expenses	231	140	442	278
General and administrative expenses	6,372	5,386	12,683	11,586
Depreciation and amortization expense	46	57	87	98
Total operating expenses	6,649	5,583	13,212	11,962

Operating income	2,704	3,772	2,239	4,302
Operating margin	3.0%	5.2%	1.5%	3.1%

Interest expense, net	1,213	1,566	2,506	3,099
Other income, net	(1,232)	(499)	(1,592)	(621)
Total other (income) expense, net	(19)	1,067	914	2,478

Income from continuing operations before income tax	2,723	2,705	1,325	1,824
Income tax expense	78	196	262	244
Income from continuing operations	2,646	2,509	1,063	1,580

Income (loss) from discontinued operations before income tax	243	(102)	164	(156)
Income tax (benefit) expense	18	(98)	37	(80)
Income (loss) from discontinued operations	225	(4)	127	(76)

Net income	$2,871	$2,505	$1,190	1,504

Basic earnings per common share
Income from continuing operations	$0.10	$0.10	$0.04	$0.07
Income (loss) from discontinued operations	0.01	0.00	0.01	0.00
Basic earnings per common share	$0.11	$0.10	$0.05	0.07

Diluted earnings per common share
Income from continuing operations	$0.10	$0.10	$0.04	$0.07
Income (loss) from discontinued operations	0.01	0.00	0.00	0.00
Diluted earnings per common share	$0.11	$0.10	$0.05	0.07

Weighted average common shares outstanding (basic)	25,683,258	24,773,788	25,306,130	22,560,723
Weighted average common shares outstanding (diluted)	26,436,505	25,190,893	26,069,091	23,205,700

Williams Industrial Services Group

August 18, 2021

WILLIAMS INDUSTRIAL SERVICES GROUP INC. AND SUBSIDIARIES

REVENUE BRIDGE ANALYSIS*

Second Quarter 2021 Revenue Bridge

(in millions)	$ Change
Second quarter 2020 revenue	$72.5
Plant Vogtle Units 3 and 4	(12.3)
Decommissioning	6.8
Planned outage	17.7
Fossil	5.2
Other	1.7
Total change	19.1
Second quarter 2021 revenue*	$91.6

*Numbers may not sum due to rounding

Williams Industrial Services Group

August 18, 2021

WILLIAMS INDUSTRIAL SERVICES GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30,	December 31,
($ in thousands, except share and per share amounts)	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$7,710	$8,716
Restricted cash	468	468
Accounts receivable, net of allowance of $300 and $351, respectively	30,753	27,549
Contract assets	12,265	7,969
Other current assets	8,116	6,457
Total current assets	59,312	51,159

Property, plant and equipment, net	642	309
Goodwill	35,400	35,400
Intangible assets, net	12,500	12,500
Other long-term assets	5,763	5,712
Total assets	$113,617	$105,080

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$7,918	$6,210
Accrued compensation and benefits	18,540	15,800
Contract liabilities	1,283	2,529
Short-term borrowings	2,064	352
Current portion of long-term debt	1,050	1,050
Other current liabilities	9,872	7,170
Current liabilities of discontinued operations	338	342
Total current liabilities	41,065	33,453
Long-term debt, net	30,528	30,728
Deferred tax liabilities	2,413	2,440
Other long-term liabilities	1,738	2,098
Long-term liabilities of discontinued operations	4,204	4,466
Total liabilities	79,948	73,185
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 170,000,000 shares authorized and 26,384,670 and 25,926,333 shares issued, respectively, and 25,915,502 and 25,336,442 shares outstanding, respectively	260	256
Paid-in capital	90,836	90,292
Accumulated other comprehensive income	62	28
Accumulated deficit	(57,483)	(58,673)
Treasury stock, at par (469,168 and 589,891 common shares, respectively)	(6)	(8)
Total stockholders’ equity	33,669	31,895
Total liabilities and stockholders’ equity	$113,617	$105,080

Williams Industrial Services Group

August 18, 2021

WILLIAMS INDUSTRIAL SERVICES GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended June 30,
(in thousands)	2021	2020
Operating activities:
Net income	$1,190	$1,504
Adjustments to reconcile net income to net cash used in operating activities:
Net (income) loss from discontinued operations	(127)	76
Deferred income tax provision (benefit)	(25)	41
Depreciation and amortization on plant, property and equipment	86	92
Amortization of deferred financing costs	415	365
Amortization of debt discount	100	—
Bad debt expense	(51)	3
Stock-based compensation	1,460	1,122
Changes in operating assets and liabilities, net of businesses sold:
Accounts receivable	(3,040)	(9,260)
Contract assets	(4,268)	(3,458)
Other current assets	(1,561)	(981)
Other assets	(175)	(591)
Accounts payable	1,546	(5,235)
Accrued and other liabilities	4,432	6,586
Contract liabilities	(1,246)	491
Net cash used in operating activities, continuing operations	(1,264)	(9,245)
Net cash used in operating activities, discontinued operations	(139)	(141)
Net cash used in operating activities	(1,403)	(9,386)
Investing activities:
Purchase of property, plant and equipment	(418)	(89)
Net cash used in investing activities	(418)	(89)
Financing activities:
Repurchase of stock-based awards for payment of statutory taxes due on stock-based compensation	(501)	(218)
Proceeds from issuance of common stock	—	6,488
Debt issuance costs	—	(325)
Proceeds from short-term borrowings	140,194	114,796
Repayments of short-term borrowings	(138,482)	(114,242)
Repayments of long-term debt	(525)	(175)
Net cash provided by (used in) financing activities	686	6,324
Effect of exchange rate change on cash	129	(149)
Net change in cash, cash equivalents and restricted cash	(1,006)	(3,300)
Cash, cash equivalents and restricted cash, beginning of period	9,184	7,818
Cash, cash equivalents and restricted cash, end of period	$8,178	$4,518

Supplemental Disclosures:
Cash paid for interest	$1,887	$1,811
Noncash amendment fee related to revolving credit facility	$—	$150
Cash paid for income taxes, net of refunds	$1,553	$—

Williams Industrial Services Group

August 18, 2021

WILLIAMS INDUSTRIAL SERVICES GROUP INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE (UNAUDITED)

This press release contains financial measures not derived in accordance with accounting principles generally accepted in the United States (“GAAP”). A reconciliation to the most comparable GAAP measure is provided below.

ADJUSTED EBITDA-CONTINUING OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2021	2020	2021	2020
Income from continuing operations	$2,646	$2,509	$1,063	$1,580
Add back:
Interest expense, net	1,213	1,566	2,506	3,099
Income tax expense	78	196	262	244
Depreciation and amortization expense	46	57	87	98
Stock-based compensation	745	616	1,460	1,087
Other professional fees	—	7	—	163
Franchise taxes	62	63	122	139
Settlement expenses	—	—	—	69
Foreign currency (gain) loss	86	(36)	(4)	59
Adjusted EBITDA - continuing operations	$4,876	$4,978	$5,496	$6,538

NOTE 1 — Non-GAAP Financial Measures

Adjusted EBITDA-Continuing Operations

Adjusted EBITDA is not calculated through the application of GAAP and is not the required form of disclosure by the U.S. Securities and Exchange Commission. Adjusted EBITDA is the sum of the Company’s income (loss) from continuing operations before interest expense, net, and income tax (benefit) expense and unusual gains or charges. It also excludes non-cash charges such as depreciation and amortization. The Company’s management believes adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare the performance of its core operations from period to period by removing the impact of the capital structure (interest), tangible and intangible asset base (depreciation and amortization), taxes and unusual gains or charges (stock-based compensation, other professional fees, franchise taxes, foreign currency (gain) loss, and settlement expenses), which are not always commensurate with the reporting period in which such items are included. Williams’ credit facilities also contain ratios based on EBITDA. Adjusted EBITDA should not be considered an alternative to net income or as a better measure of liquidity than net cash flows from operating activities, as determined by GAAP, and, therefore, should not be used in isolation from, but in conjunction with, the GAAP measures. The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

Note Regarding Forward-Looking Non-GAAP Financial Measures

The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to their comparable GAAP financial measures because it could not do so without unreasonable effort due to the unavailability of the information needed to calculate reconciling items and due to the variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP financial measures in future periods. When planning, forecasting and analyzing future periods, the Company does so primarily on a non-GAAP basis without preparing a GAAP analysis.